Exhibit 11.1



                         The Pepsi Bottling Group, Inc.
               Computation of Basic and Diluted Earnings Per Share
                      (in millions, except per share data)

                                                                 12 Weeks Ended             36 Weeks Ended
                                                                 --------------             --------------
                                                             Sept. 4,     Sept. 6,       Sept. 4,     Sept. 6,
                                                               2004         2003           2004         2003
                                                               ----         ----           ----         ----
Number of shares on which basic earnings
  per share is based:

  Average outstanding during period................             254          268            257          273
  Add - Incremental shares under stock
    compensation plans.............................               8            6              9            7
                                                               ----         ----           ----         ----

Number of shares on which diluted
  earnings per share is based......................             262          274            266          280

Net earnings applicable to common
  shareholders ....................................           $ 191        $ 183          $ 383        $ 347

Net earnings on which diluted earnings
  per share is based ..............................           $ 191        $ 183          $ 383        $ 347

Basic earnings per share...........................           $0.75        $0.68          $1.49        $1.27

Diluted earnings per share.........................           $0.73        $0.67          $1.44        $1.24
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